Exhibit 5.1

Hogan Lovells US LLP 609 Main Street, Suite 4200 Houston, TX 77002 T +1 713-632-1400 F +1 713-632-1401 www.hoganlovells.com

July 13, 2022

Board of Directors

Kiromic BioPharma, Inc.

7707 Fannin, Suite 140

Houston, TX 77054

Ladies and Gentlemen:

We are acting as counsel to Kiromic BioPharma, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (Registration No. 333-265860), and any registration statement referred to in Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”) (individually and collectively, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act, relating to the issuance and sale of up to: (i) 62,500,000 shares of common stock, par value $0.001 per share (“Common Stock”) of the Company (the “Shares”); (ii) warrants to purchase up to 62,500,000 shares of Common Stock (the “Warrants”); (iii) 62,500,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”); (iv) pre-funded warrants to purchase up to 62,500,000 shares of Common Stock (the “Pre-Funded Warrants”); and (v) 62,500,000 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”), pursuant to an underwriting agreement, dated as of July [●], 2022 (the “Agreement”), between the Company and ThinkEquity LLC, as representative of the several underwriters named in the Agreement, the form of which has been filed as Exhibit 1.1 to the Registration Statement. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) as to the opinions given in paragraphs (b) and (d), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Shanghai FTZ Zagreb. Business Service Centers: Johannesburg Louisville. Legal Service Center: Birmingham. For more information see www.hoganlovells.com

Kiromic BioPharma, Inc.	- 2 -	July 13, 2022

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)	Following (i) issuance of the Shares pursuant to the terms of the Agreement, and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

(b)	Following (i) execution and delivery by the Company of the Warrants pursuant to the terms of the Agreement, and (ii) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Pricing Committee of the Board of Directors, the Warrants will constitute valid and binding obligations of the Company.

(c)	Following (i) execution and delivery by the Company of the Warrants pursuant to the terms of the Agreement, (ii) receipt by the Company of the consideration for the Warrants specified in the resolutions of the Pricing Committee of the Board of Directors, (iii) exercise of the Warrants pursuant to their terms, (iv) receipt by the Company of the exercise price for the Warrant Shares as specified in the Warrants, and (v) issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid, and nonassessable.

(d)	Following (i) execution and delivery by the Company of the Pre-Funded Warrants pursuant to the terms of the Agreement, and (ii) receipt by the Company of the consideration for the Pre-Funded Warrants specified in the resolutions of the Pricing Committee of the Board of Directors, the Pre-Funded Warrants will constitute valid and binding obligations of the Company.

(e)	Following (i) execution and delivery by the Company of the Pre-Funded Warrants pursuant to the terms of the Agreement, (ii) receipt by the Company of the consideration for the Pre-Funded Warrants specified in the resolutions of the Pricing Committee of the Board of Directors, and (iii) exercise of the Pre-Funded Warrants pursuant to their terms and issuance of the Pre-Funded Warrant Shares thereunder, the Pre-Funded Warrant Shares will be validly issued, fully paid, and nonassessable.

The opinions expressed in paragraphs (b) and (d) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Kiromic BioPharma, Inc.	- 3 -	July 13, 2022

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP